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September 25, 1998

STATION CASINOS ANNOUNCES AUTHORIZATION TO RE-PURCHASE COMPANY STOCK


LAS VEGAS,- Station Casinos, Inc. ("Station") announced today authorization by its Board of Directors to re-purchase up to an aggregate of $30 million of its outstanding equity securities. The equity securities may be acquired in the open market or in negotiated transactions from time to time in compliance with Securities and Exchange Commission (SEC) rules. The re-purchase of shares is not currently permitted under the Company's Reducing Revolving Credit Facility. The Authorization to purchase shares is contingent on receiving approval from the Company's bank group.

Station Casinos, Inc. is multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel and Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of Station and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, the inherent uncertainty and costs of prolonged litigation, construction risks, and licensing and other regulatory risks. The Company is in the process of negotiating an amendment to its existing bank facility. Until the documentation of this amendment is complete, including the bank approval of the re-purchase of $30 million of the Company's equity securities, there can be no assurance as to the ability of Station to re-purchase such securities. Further information on potential factors which could effect the financial condition, results of operations, expansion projects of Station and its subsidiaries are included in the fillings of Station with the Securities and Exchange Commission (SEC), including, but not limited to Station's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and Registration Statement on Form S-4 file No. 333-30685.

CONTACT: Glen C. Christenson, Executive Vice President/Chief Financial Officer/Chief Administrative Officer, 800-544-2411, Rod. S. Atamian, Vice President of Financial Services, 800-544-2411, or Jack Taylor, Director of Public Relations, 702-221-6900, all of Station Casinos Inc.